As filed with the Securities and Exchange Commission on August 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ELECTROMED, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1732920 (I.R.S. Employer Identification No.)

500 Sixth Avenue NW New Prague, Minnesota (Address of Principal Executive Offices)	56071 (Zip Code)

Performance Stock Unit Agreement (Inducement Grant)

Non-Qualified Stock Option Agreement (Inducement Grant)

(Full titles of the plans)

Bradley M. Nagel

Chief Financial Officer

Electromed, Inc.

500 Sixth Avenue NW

New Prague, Minnesota 56071

(952) 758-9299

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Joshua L. Colburn and Ryan R. Woessner

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2023, James L. Cunniff was appointed as President and Chief Executive Officer of Electromed, Inc., a Minnesota corporation (the “Registrant”), effective as of July 1, 2023 (the “Effective Date”). In connection with Mr. Cunniff’s appointment, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Commission for the purpose of registering an aggregate of 350,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon (i) the vesting of a maximum of 175,000 performance-based restricted stock units granted to Mr. Cunniff pursuant to a Performance Stock Unit Agreement (Inducement Grant), and (ii) the vesting of an option to purchase up to 175,000 shares of Common Stock granted to Mr. Cunniff pursuant to a Non-Qualified Stock Option Agreement (Inducement Grant), each of which were entered into between the Registrant and Mr. Cunniff on the Effective Date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Registrant as required by Rule 428 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the Commission on August 22, 2023;

(b) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2023 (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c) The description of the Registrant’s capital stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Commission on August 27, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents; except as to any document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(a)           has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions;

(b)            acted in good faith;

(c)           received no improper personal benefit and Section 302A.255 of the MBCA (regarding conflicts of interest), if applicable, has been satisfied;

(d)            in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(e)            in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3, of the MBCA requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding, (i) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the requirements for indemnification set forth above have been met as well as a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (ii) after a determination that the facts then known to those making the determination would not preclude indemnification under this section.

As permitted by Section 302A.251 of the MBCA, Article 6 of the Registrant’s Articles of Incorporation (as amended, the “Articles of Incorporation”) limit its directors’ personal liability for claims of breach of fiduciary duty to the full extent permitted by the MBCA, and Article 5 of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides that the Registrant shall indemnify such persons for such expenses and liabilities, in such manner, under such circumstances and to such extent permitted by the MBCA, as now enacted or hereafter amended.

In addition to the indemnification provisions of the MBCA, and the Articles of Incorporation and the Bylaws, the Registrant has entered into employment agreements with certain of its employees, including certain directors and officers, which agreements, among other things, require the Registrant to pay reasonable expenses, including attorneys’ fees and disbursements pertaining to any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding in which the employee is made or threatened to be made a party. Such payment obligation is contingent, however, upon receipt by the Registrant of (i) a written affirmation by the employee of a good faith belief that criteria for indemnification set forth in Section 302A.521, subd. 2, of the MBCA have been satisfied and a written undertaking by the employee to repay all amounts so paid or reimbursed by the Registrant if it is ultimately determined that the criteria for indemnification have not been satisfied, and (ii) a finding that the facts then known to those making the determination would not preclude indemnification under the Articles of Incorporation or the Bylaws or Section 302A.521 of the MBCA, including but not limited to whether the alleged misconduct by the employee that is the subject of the proceeding is within the course and scope of the employee’s employment. The employment agreements also provide that the Registrant shall purchase and maintain directors’ and officers’ liability insurance, comprehensive general liability insurance, and errors and omissions insurance to cover its employees, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Registrant.

The Registrant believes that these agreements are reasonable, prudent, and necessary to attract and retain qualified directors, officers and employees

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Composite Articles of Incorporation, as amended through November 8, 2010 (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended June 30, 2015).
4.2	Amended and Restated Bylaws, effective September 29, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed September 29, 2020).
4.3	Form of Performance Stock Unit Agreement (Inducement Grant) (incorporated by reference to Exhibit 10.11 to Annual Report on Form 10-K for the fiscal year ended June 30, 2023).
4.4	Form of Non-Qualified Stock Option Agreement (Inducement Grant) (incorporated by reference to Exhibit 10.12 to Annual Report on Form 10-K for the fiscal year ended June 30, 2023).
5.1	Opinion of Faegre Drinker Biddle & Reath LLP.
23.1	Consent of RSM US LLP.
23.2 24.1	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1 to this Registration Statement). Power of Attorney (included on the signature page of this Registration Statement).
107	Calculation of Filing Fee Table.

Item 9.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Prague, State of Minnesota, on August 22, 2023.

ELECTROMED, INC.

By:	/s/ James L. Cunniff
James L. Cunniff
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints James L. Cunniff and Bradley M. Nagel, and each of them, his, her or their true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him, her or their and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he, she or they might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Cunniff	President and Chief Executive Officer and Director	August 22, 2023
James L. Cunniff	(Principal Executive Officer)

/s/ Bradley M. Nagel	Chief Financial Officer (Principal Financial Officer	August 22, 2023
Bradley M. Nagel	and Principal Accounting Officer)

/s/ Stan K. Erickson	Director	August 22, 2023
Stan K. Erickson

/s/ Gregory J. Fluet	Director	August 22, 2023
Gregory J. Fluet

/s/ Joseph L. Galatowitsch	Director	August 22, 2023
Joseph L. Galatowitsch

/s/ Lee A. Jones	Director	August 22, 2023
Lee A. Jones

/s/ Kathleen S. Skarvan	Director	August 22, 2023
Kathleen S. Skarvan

/s/ Andrew J. Summers	Director	August 22, 2023
Andrew J. Summers

/s/ Kathleen A. Tune	Director	August 22, 2023
Kathleen A. Tune

/s/ Andrea M. Walsh	Director	August 22, 2023
Andrea M. Walsh